EXHIBIT 11.1

                             Code of Business Ethics

Code of Business Conduct

Overview

COLT is committed to the highest possible legal and ethical standards. It is not the policy of COLT merely to comply with the letter of the law. Rather, it is the policy of COLT to instil and to maintain a true culture of compliance with all laws, rules and regulations wherever we do business.

In conducting COLT's business, each employee and person acting for COLT has an unqualified responsibility to observe and to comply with all applicable laws, rules and regulations. We must ensure that our conduct always sets the best possible example. Conduct that may permit even a mistaken inference of wrongdoing must be avoided.

The Corporate Compliance Committee is responsible for supervising and administering this Code and consists of senior managers within the Corporate
Secretariat, Group Finance, Human Resources and Internal Audit and Risk functions. When necessary, the Corporate Compliance Committee acts in consultation with other members of senior management. The Corporate Compliance Committee reports to the Audit Committee of the Board of Directors.

Members of the Corporate Compliance Committee can be contacted by e-mail, by telephone or in writing; details are given at the end of this Code. All employees and people acting for COLT are encouraged to contact the Corporate Compliance Committee when they believe it necessary to do so.

Conflicts of Interest

COLT expects all employees to display a high degree of business loyalty to the Company and in turn COLT is loyal to, and supportive of its employees. No employee may engage in business activities that cause, or may reasonably be thought to cause, a conflict with the interests of the Company. A conflict of interest may arise when an employee is influenced by considerations of gain or benefit for his or herself or a family member. If a conflict of interest may arise or appear to exist, it should be avoided. Conflicts of interest take many forms. They cannot all be specifically addressed by this Code of Business
Conduct.  The  following  are  examples of  conflicts  of interest  that must be avoided:
     o    Engaging in any activity that competes with COLT.
     o Personally receiving cash, special discounts or gifts from any COLT customer or supplier, which might lead the giver to think they are going to benefit in some form.
     o Serving as an employee, consultant, officer or director of any customer, supplier or competitor of COLT without the prior written approval of the Corporate Compliance Committee.
     o Acquiring or maintaining any financial interest in any customer, supplier or competitor of COLT. Owning publicly traded securities is acceptable, however, provided that such ownership does not provide you with management influence or control.
     o Supervising, reviewing or influencing the job evaluation, hiring, pay or benefit of any family members at COLT or any supplier or customer of COLT. However this is not intended to prevent employees recommending family members for employment at COLT.

Insider Trading

COLT encourages its employees to be shareholders in the Company but no employee or connected person may deal in COLT shares or other security (or any security of any other listed company) while in possession of material non-public information or during a close period.

An individual is connected to an employee by reason of marriage, birth or interest in another entity or trust, and by acting as an investment manager on behalf of the employee or a connected person. A deal in shares includes any sale or purchase of shares and any exercise of an option over shares. Information is material if it would be important to an investor in determining whether to trade in the security or would be likely to have an


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impact on the price of the  security.  A close  period is  normally  the  period between the end of each quarter's financial period up to and including the time of the announcement of the results for that quarter.

Purchases or sales based on material non-public information by another person for the benefit of or at the request of a COLT employee is also prohibited.

Insider dealing is a criminal offence in many countries and is unethical everywhere. It is illegal under UK and U.S. securities laws to disclose material non-public information to another person who seeks to profit from it. It is also illegal to advise others about buying or selling securities on the basis of material, non-public information.

It is perfectly acceptable for you to deal in shares of COLT, as long as you assure yourself that any information you have is public and that the deal is not prohibited for any other reason. Certain individuals are deemed at all times to be in possession of unpublished information, which may affect the share price. These individuals are prohibited from dealing without clearance from the Company and will know who they are.

Fair Competition

COLT believes in vigorous yet fair competition and supports the development of appropriate competition laws. Many countries prohibit collaboration with competitors, or competitors' representatives and other activities that reduce competition. These actions can result in criminal penalties for you and COLT. The following are some examples of prohibited conduct:
     o Discussing with a competitor the setting of any terms of sale (e.g., discounts, prices, credit terms, etc.), the setting of production levels, dividing customers or territories or boycotting any customer.
     o Discussing or attempting to influence customers regarding their resale prices.

Confidentiality

You may have access to confidential information due to your employment. Such information must not be shared with others outside COLT or used for personal gain. Confidential information includes customer information, supplier information, knowledge of business plans or projections, sales or marketing programmes, customer lists, significant legal or regulatory action or strategy, new products or price changes, changes in senior management, divestitures or mergers and acquisitions.

Appropriate Use of Electronic and Other Company Resources

All electronic resources of the company are assets belonging to COLT. You are expected to use these resources in a responsible manner. Although incidental or occasional personal use of such assets is permitted so long as it does not interfere with the conduct of COLT business, misapplication or waste of such assets is prohibited and may amount to a criminal act.

You should protect your own password, if you have one, and not use anyone else's ID to access records. Do not alter records or software unless you are authorised to do so and always ensure that any software you use has been obtained from authorised Company suppliers. Only install software if you are authorised to do so. In most countries the above will supplement other guidelines for the use of electronic and other company resources.

Data Protection

EU directives and local laws provide for the protection, transfer, access and storage of personal information on customers, employees, contacts and other individuals. To achieve compliance with these provisions you should familiarise yourself with their key requirements, be aware of the need to create and maintain appropriate systems and comply with COLT policies and procedures on data protection. Details of relevant policies and procedures which relate to your function are available from the Group Data Protection Officer at data.protection@colt-telecom.com.

Government, Media and Investor Relations

COLT strives to build long term sustainable relationships with national and local Government agencies, the media and investors and has processes in place to manage these relationships.

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If you are  contacted  by a  representative  of a government  agency  seeking an interview or making a request for documents or information you should respond by immediately referring all such contacts to the senior legal advisor of the local operation.

Unless you have been specifically authorised to speak to the media or investors, you must refer all media and investor inquiries to the Director of Corporate Communications or your Managing Director.

Prohibition of Kickbacks, Bribes and Payoffs

All kickbacks, bribes and payoffs, whether in cash or any other form, are prohibited. Kickbacks, bribes and payoffs may not be promised, nor may they be received by you or by any member of your family.

Prohibited payments do not become permissible when made indirectly. You may not, for example, authorise or allow a third party to make a prohibited payment on behalf of COLT. Neither may you allow all or part of a legitimate payment to be diverted.

It does not matter that a prohibited payment may be demanded by a public official. The prohibited payment still may not be made.

Failure to report a prohibited payment is itself a violation of this Code of Business Conduct and may result in disciplinary procedures being implemented. This is so even if the person with knowledge of a prohibited payment played no role in making the prohibited payment.

All of us at COLT have an affirmative obligation to ensure that prohibited payments are not made.

Accurate Books and Records

The integrity of COLT depends on the honesty, completeness and accuracy of its records. All accounting records, employee records, employee expense claims, application forms and other corporate books and records must accurately and fairly reflect all underlying transactions. It is every COLT employee's responsibility to make sure that correct authority for each transaction has been obtained and that receipts, disbursements, journal entries etc are accurate.
These documents must contain wording that clearly describes the reason and purpose for each transaction and must be kept somewhere safe. You are prohibited from making any false or fictitious entry in any of the books and records of COLT or its affiliates or subsidiaries.

No payment on behalf of any corporate entity shall be approved or made with the express or implied agreement or intent that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment. Accordingly, any agreement for the employment of a sales agent, business consultant or promoter or for the payment of a finder's fee shall be based upon documentation that accurately reflects the true nature of the arrangement. Policies with respect to retaining agents and other third parties are discussed in more detail below.

Examples of transactions that would violate the Code of Business Conduct regarding books and records include the following:
     o Payments that are falsified or not recorded in the Company's accounting records.
     o Claiming reimbursement of expenses which are not incurred in the furtherance of COLT's business or are outside of the policies or procedures on the payment of such expenses.
     o    Payments that are made through backdated or altered invoices.
     o Any transaction in which invoices do not set forth the true transaction purchase or sale price.
     o The creation or maintenance for COLT of any bank account in a name other than the name of the Company.

Undisclosed Funds

COLT will not create or maintain any secret or unrecorded fund or asset. Any employee having knowledge of any secret or unrecorded fund or asset should immediately report the matter to the Corporate Compliance Committee.

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Employees

COLT is committed to attracting and retaining the best people based upon ability and merit and maximising every opportunity for employees to share in its success. Through its internal information systems and consultation processes COLT will maintain good communications with all employees. COLT seeks to engender a culture of openness and honesty, with individuals expected to treat each other properly and with respect and consideration at all times.

COLT will not tolerate harassment or bullying of any form. Sexual harassment and harassment based on someone's race, religious beliefs or sexual orientation is unacceptable. Apart from being unlawful in most of the countries in which COLT operates, such harassment is disruptive and contrary to COLT's values. Discrimination on the grounds of race, gender, sexual orientation, religious beliefs or disability is not acceptable. Violations of this policy will result in disciplinary action including termination of employment where appropriate. Incidents of harassment or discrimination should be reported to your local Human Resources Manager.

Creating a Safe Working Environment

You are obliged to carry out your work in a safe manner, not to cause harm either to yourself or to others, and to report any potentially unsafe or unhealthy situations to the appropriate authority immediately. You must observe all safety and environmental regulations. These vary from country to country, so always find out what the rules are, follow them, and try to observe the best practice possible.

People Acting on Behalf of COLT

From time to time, some employees may have reason to retain third parties to act on behalf of COLT. Such third parties include agents, sales representatives and consultants. Any employee involved with the retention of a third party has a responsibility to satisfy himself or herself that appropriate safeguards have been established to ensure that the third party will comply with this Code of Business Conduct, and all relevant laws. All contracts with third parties must be reviewed and approved in advance by the senior legal advisor of the applicable local operation.

Gifts and Hospitality

It is not our policy to prevent employees giving or receiving gifts of modest value or preventing you receiving or giving reasonable business-related hospitality (e.g. dining or attending sports or social events) subject to the following guidelines.

Any and all gifts or hospitality you may wish to offer or receive involving government officials regardless of value must be approved in advance by the Corporate Compliance Committee.

With respect to non-government officials, you may receive or offer gifts and hospitality in connection with COLT business in accordance with the following policies:

Gifts

You must not accept any form of gift, service or hospitality, directly or indirectly which might lead the giver to think they are going to benefit in some form. You may not give or receive gifts or gratuities with a value of more than L100 (or equivalent) per calendar year to or from any individual or company (or collectively individuals within the same company) who is a current or prospective vendor, customer, supplier or business partner of COLT. If you wish to give or receive a gift of more than this, you must complete and submit a Gifts Notification Form to the COLT Corporate Compliance Committee (copies of such forms are available on the Intranet).

You must return any gift(s) if the value of that gift (or total gifts) exceeds L100 (or equivalent). It is recognised that in some instances and in some cultures it would be considered bad manners to return a gift and to do so could be detrimental to COLT's reputation. If you could not return it, you must surrender the gift to the COLT Corporate Compliance Committee, which will determine how the matter will be dealt with.

Regardless of value, you may not engage in any of the following activities in connection with your status as an employee of COLT:
     o Giving or receiving cash, cash equivalent gifts, cheques, or other negotiable funds.
     o    Soliciting any gift, favour or other form of preferential treatment.

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     o    Borrowing or lending  money (other than from any entity that is in the business of lending, on normal terms generally available.)

Hospitality

You may give or accept tickets to sporting, cultural, social or entertainment events, subject to the following conditions:
     o Pre-approval must be obtained from the Corporate Compliance Committee if the total value of the hospitality to be offered or accepted exceeds L100 (or equivalent).
     o You may occasionally give or accept tickets where the person giving attends the event with the recipient and the primary purpose of attending is to discuss business or build a business relationship.
     o If you give or accept tickets where the one giving does not attend the event with the recipient, then the transaction is considered a gift and is subject to the overall annual limit of L100 (or equivalent) per calendar year.
     o    Resale of tickets is expressly forbidden.

If you have any questions as to the value or permissibility of a gift or hospitality, you should seek guidance from the Corporate Compliance Committee.

In deciding whether to give or receive a gift, consider whether disclosure of the full details of your acceptance of the gift would damage in any way the Company's integrity or reputation.

Political Payments

No COLT business unit, entity or employee shall pay any COLT funds or furnish any COLT facilities or services to any political party, or to any political office holder or candidate, or to any initiative or referendum campaign, except with the prior written approval of the Board of Directors.

Reporting Prohibited Conduct

You may not act in any manner that will violate any Company policy, and you may not ask any other employee or person acting on behalf of COLT to commit a violation. In addition, if you have information or knowledge of any conduct or transaction prohibited by this Code of Business Conduct, you must promptly report such matter to your manager and/or to the Corporate Compliance Committee. A failure to report a known violation is itself a violation and may subject you to disciplinary action.

No person reporting a suspected violation will be subject to retaliation because of a good faith report. All reports will be maintained in complete confidence to the extent possible.

Discipline

Violations of the policies described in this Code of Business Conduct or of any other applicable policy of COLT, may result in disciplinary action. Depending on the circumstances, including the nature and severity of the violation, disciplinary action may include termination of employment.

Enforcement and Compliance

All employees are required to confirm that they have read and will work within this Code of Business Conduct.

The Code of Business Conduct is subject to and does not replace local legislation or regulation.

Local compliance officers will be responsible for:
     o Compliance with this Code of Business Conduct within his or her area of responsibility.
     o The distribution of relevant information to ensure employee knowledge is sufficient to ensure compliance with this Code of Business Conduct.
     o    Any questions or interpretation of this Code of Business Conduct.
     o Ensuring that suspected violations of this Code of Business Conduct are referred to the Corporate Compliance Committee.

Any doubt about the interpretation of this Code of Business Conduct is to be referred to the Corporate Compliance Committee.

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Contacting the Corporate Compliance Committee
The Corporate Compliance Committee can be contacted:
     o    By e-mailing compliance.committee@colt-telecom.com
     o    By telephoning 8-441-5444 (+44/0 20 7863 5444)
     o By writing to The Corporate Compliance Committee, c/o The Corporate Secretary, COLT Telecom Group plc, Beaufort House, 15 St Botolph Street, London EC3A 7QN.

This Code of Business Conduct document is owned by the Corporate Secretary.















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